Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 8, 2024 with respect to the historical summary of revenues and direct costs of revenues of the Three Property Portfolio for the year ended December 31, 2023, included in the Form 8-K of CTO Realty Growth, Inc. filed with the Securities and Exchange Commission on August 8, 2024. We consent to the incorporation by reference of said report in the Registration Statements of CTO Realty Growth, Inc. on Form S-3 (File No. 333-267819 and 333-249209) and Form S-8 (File No. 333-168379, 333-176162, 333-204875, 333-227885, and 333-274744).

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Orlando, Florida
August 8, 2024